SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                              --------------------

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 3)

                             MISSION WEST PROPERTIES
                             -----------------------
                                (Name of Issuer)

                                  COMMON STOCK
                         ------------------------------
                         (Title of Class of Securities)

                                   60520020-3
                                 --------------
                                 (CUSIP Number)

             Michael Knapp, Secretary, Berg & Berg Enterprises, Inc.
                10050 Bandley Drive, Cupertino, California 95014
   ---------------------------------------------------------------------------
   (Name, Address and Telephone Number of Person Authorized to Receive Notices
                               and Communications)

                                 with a copy to:

                     Alan B. Kalin, Esq., Graham & James LLP
          600 Hansen Avenue, Palo Alto, Calfornia 94304; (650) 856-6500
          -------------------------------------------------------------

                               September 23, 1998
             -------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  60520020-3

--------------------------------------------------------------------------------
(1) Names of  Reporting  Persons/S.S.  or I.R.S.  Identification  Nos.  of Above
Persons
     Berg & Berg Enterprises, Inc., jointly for itself and the persons identified on Exhibit 1 to this Schedule 13D/A pursuant to Rule 13D-1(k)(1)
     ---------------------------------------------------------------------------
--------------------------------------------------------------------------------
(2) Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [ X ]
     (b) [   ]
--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Source of Funds (See Instructions)  WC
                                        ----------------------------------------
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal Proceeding Is Required Pursuant to Items 2(d) or 2(e) [ ]
--------------------------------------------------------------------------------
(6) Citizenship or Place of Organization     CALIFORNIA
                                             -----------------------------------
--------------------------------------------------------------------------------
Shares Beneficially      (7)  Sole Voting Power             27,333
Owned by Each                                               --------------------
Reporting Person         (8)  Shared Voting Power           27,333
With                                                        --------------------
                         (9)  Sole Dispositive Power        27,333
                                                            --------------------
                         (10) Shared Dispositive Power      0
                                                            --------------------
--------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person     27,333
                                                                      ----------
--------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ ]
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row 11  Less than 1%
                                                       -------------------------
--------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)  CO
                                                  ------------------------------
--------------------------------------------------------------------------------

CUSIP No.  60520020-3

--------------------------------------------------------------------------------
(1) Names of  Reporting  Persons/S.S.  or I.R.S.  Identification  Nos.  of Above
Persons
     Berg & Berg Developers
     ---------------------------------------------------------------------------
--------------------------------------------------------------------------------
(2) Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [ X ]
     (b) [   ]
--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Source of Funds (See Instructions)  Not Applicable
                                        ----------------------------------------
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal  Proceeding Is Required  Pursuant to Items 2(d)
or 2(e) [   ]
--------------------------------------------------------------------------------
(6) Citizenship or Place of Organization     CALIFORNIA
                                             -----------------------------------
--------------------------------------------------------------------------------
Shares Beneficially      (7)  Sole Voting Power             0
Owned by Each                                               --------------------
Reporting Person         (8)  Shared Voting Power           17,333
With                                                        --------------------
                         (9)  Sole Dispositive Power        0
                                                            --------------------
                         (10) Shared Dispositive Power      27,333
                                                            --------------------
--------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person     27,333
                                                                      ----------
--------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ X ]
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row 11  Less than 1%
                                                       -------------------------
--------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)  PN
                                                  ------------------------------
--------------------------------------------------------------------------------

CUSIP No.  60520020-3

--------------------------------------------------------------------------------
(1) Names of  Reporting  Persons/S.S.  or I.R.S.  Identification  Nos.  of Above
Persons
     Carl E. Berg
     ---------------------------------------------------------------------------
--------------------------------------------------------------------------------
(2) Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [ X ]
     (b) [   ]
--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Source of Funds (See Instructions)  Not Applicable
                                        ----------------------------------------
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal  Proceeding Is Required  Pursuant to Items 2(d)
or 2(e) [   ]
--------------------------------------------------------------------------------
(6) Citizenship or Place of Organization     USA
                                             -----------------------------------
--------------------------------------------------------------------------------
Shares Beneficially      (7)  Sole Voting Power             103,071
Owned by Each                                               --------------------
Reporting Person         (8)  Shared Voting Power           77,333
With                                                        --------------------
                         (9)  Sole Dispositive Power        0
                                                            --------------------
                         (10) Shared Dispositive Power      27,333
                                                            --------------------
--------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person     103,071
                                                                      ----------
--------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ X ]
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row 11  1.3%
                                                       -------------------------
--------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)  IN
                                                  ------------------------------
--------------------------------------------------------------------------------

CUSIP No.  60520020-3

--------------------------------------------------------------------------------
(1) Names of  Reporting  Persons/S.S.  or I.R.S.  Identification  Nos.  of Above
Persons
     Clyde J. Berg
     ---------------------------------------------------------------------------
--------------------------------------------------------------------------------
(2) Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [ X ]
     (b) [   ]
--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Source of Funds (See Instructions)  Not Applicable
                                        ----------------------------------------
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal  Proceeding Is Required  Pursuant to Items 2(d)
or 2(e) [   ]
--------------------------------------------------------------------------------
(6) Citizenship or Place of Organization     USA
                                             -----------------------------------
--------------------------------------------------------------------------------
Shares Beneficially      (7)  Sole Voting Power             0
Owned by Each                                               --------------------
Reporting Person         (8)  Shared Voting Power           27,333
With                                                        --------------------
                         (9)  Sole Dispositive Power        0
                                                            --------------------
                         (10) Shared Dispositive Power      27,333
                                                            --------------------
--------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person     27,333
                                                                      ----------
--------------------------------------------------------------------------------
(12) Check if the  Aggregate  Amount in Row (11)  Excludes  Certain  Shares (See
Instructions) [   ]
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row 11  Less than 1%
                                                       -------------------------
--------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)  IN
                                                  ------------------------------
--------------------------------------------------------------------------------

CUSIP No.  60520020-3

--------------------------------------------------------------------------------
(1) Names of  Reporting  Persons/S.S.  or I.R.S.  Identification  Nos.  of Above
Persons
     Carl E. Warden
     ---------------------------------------------------------------------------
--------------------------------------------------------------------------------
(2) Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [   ]
     (b) [   ]
--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Source of Funds (See Instructions)  PF
                                        ----------------------------------------
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal  Proceeding Is Required  Pursuant to Items 2(d)
or 2(e) [   ]
--------------------------------------------------------------------------------
(6) Citizenship or Place of Organization     USA
                                             -----------------------------------
--------------------------------------------------------------------------------
Shares Beneficially      (7)  Sole Voting Power             156,942
Owned by Each                                               --------------------
Reporting Person         (8)  Shared Voting Power           0
With                                                        --------------------
                         (9)  Sole Dispositive Power        156,942
                                                            --------------------
                         (10) Shared Dispositive Power      0
                                                            --------------------
--------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person     156,942
                                                                      ----------
--------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ X ]
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row 11  1.9%
                                                       -------------------------
--------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)  IN
                                                  ------------------------------
--------------------------------------------------------------------------------

CUSIP No.  60520020-3

--------------------------------------------------------------------------------
(1) Names of  Reporting  Persons/S.S.  or I.R.S.  Identification  Nos.  of Above
Persons
     Leonard C. Perham
     ---------------------------------------------------------------------------
--------------------------------------------------------------------------------
(2) Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [   ]
     (b) [   ]
--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Source of Funds (See Instructions)  PF
                                        ----------------------------------------
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal  Proceeding Is Required  Pursuant to Items 2(d)
or 2(e) [   ]
--------------------------------------------------------------------------------
(6) Citizenship or Place of Organization     USA
                                             -----------------------------------
--------------------------------------------------------------------------------
Shares Beneficially      (7)  Sole Voting Power             34,833
Owned by Each                                               --------------------
Reporting Person         (8)  Shared Voting Power           0
With                                                        --------------------
                         (9)  Sole Dispositive Power        34,833
                                                            --------------------
                         (10) Shared Dispositive Power      0
                                                            --------------------
--------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person     34,833
                                                                      ----------
--------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ X ]
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row 11  Less than 1%
                                                       -------------------------
--------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)  IN
                                                  ------------------------------
--------------------------------------------------------------------------------

CUSIP No.  60520020-3

--------------------------------------------------------------------------------
(1) Names of  Reporting  Persons/S.S.  or I.R.S.  Identification  Nos.  of Above
Persons
     Alan B. Kalin
     ---------------------------------------------------------------------------
--------------------------------------------------------------------------------
(2) Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [   ]
     (b) [   ]
--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Source of Funds (See Instructions)  PF
                                        ----------------------------------------
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal  Proceeding Is Required  Pursuant to Items 2(d)
or 2(e) [   ]
--------------------------------------------------------------------------------
(6) Citizenship or Place of Organization     USA
                                             -----------------------------------
--------------------------------------------------------------------------------
Shares Beneficially      (7)  Sole Voting Power             12,333
Owned by Each                                               --------------------
Reporting Person         (8)  Shared Voting Power           0
With                                                        --------------------
                         (9)  Sole Dispositive Power        12,333
                                                            --------------------
                         (10) Shared Dispositive Power      0
                                                            --------------------
--------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person     12,333
                                                                      ----------
--------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ X ]
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row 11  Less than 1%
                                                       -------------------------
--------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)  IN
                                                  ------------------------------
--------------------------------------------------------------------------------

CUSIP No.  60520020-3

--------------------------------------------------------------------------------
(1) Names of  Reporting  Persons/S.S.  or I.R.S.  Identification  Nos.  of Above
Persons
     John C. Bolger
     ---------------------------------------------------------------------------
--------------------------------------------------------------------------------
(2) Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [   ]
     (b) [   ]
--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Source of Funds (See Instructions)  PF
                                        ----------------------------------------
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal  Proceeding Is Required  Pursuant to Items 2(d)
or 2(e) [   ]
--------------------------------------------------------------------------------
(6) Citizenship or Place of Organization     USA
                                             -----------------------------------
--------------------------------------------------------------------------------
Shares Beneficially      (7)  Sole Voting Power             28,472
Owned by Each                                               --------------------
Reporting Person         (8)  Shared Voting Power           0
With                                                        --------------------
                         (9)  Sole Dispositive Power        28,472
                                                            --------------------
                         (10) Shared Dispositive Power      0
                                                            --------------------
--------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person     28,472
                                                                      ----------
--------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ X ]
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row 11  Less than 1%
                                                       -------------------------
--------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)  IN
                                                  ------------------------------
--------------------------------------------------------------------------------

CUSIP No.  60520020-3

--------------------------------------------------------------------------------
(1) Names of  Reporting  Persons/S.S.  or I.R.S.  Identification  Nos.  of Above
Persons
     Roger S. Kirk
     ---------------------------------------------------------------------------
--------------------------------------------------------------------------------
(2) Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [   ]
     (b) [   ]
--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Source of Funds (See Instructions)  PF
                                        ----------------------------------------
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal  Proceeding Is Required  Pursuant to Items 2(d)
or 2(e) [   ]
--------------------------------------------------------------------------------
(6) Citizenship or Place of Organization     USA
                                             -----------------------------------
--------------------------------------------------------------------------------
Shares Beneficially      (7)  Sole Voting Power             34,556
Owned by Each                                               --------------------
Reporting Person         (8)  Shared Voting Power           0
With                                                        --------------------
                         (9)  Sole Dispositive Power        34,556
                                                            --------------------
                         (10) Shared Dispositive Power      0
                                                            --------------------
--------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person     34,556
                                                                      ----------
--------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ X ]
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row 11  Less than 1%
                                                       -------------------------
--------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)  IN
                                                  ------------------------------
--------------------------------------------------------------------------------

CUSIP No.  60520020-3

--------------------------------------------------------------------------------
(1) Names of  Reporting  Persons/S.S.  or I.R.S.  Identification  Nos.  of Above
Persons
     Patrick W. Hurley
     ---------------------------------------------------------------------------
--------------------------------------------------------------------------------
(2) Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [   ]
     (b) [   ]
--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Source of Funds (See Instructions)  PF
                                        ----------------------------------------
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal  Proceeding Is Required  Pursuant to Items 2(d)
or 2(e) [   ]
--------------------------------------------------------------------------------
(6) Citizenship or Place of Organization     USA
                                             -----------------------------------
--------------------------------------------------------------------------------
Shares Beneficially      (7)  Sole Voting Power             30,333
Owned by Each                                               --------------------
Reporting Person         (8)  Shared Voting Power           0
With                                                        --------------------
                         (9)  Sole Dispositive Power        30,333
                                                            --------------------
                         (10) Shared Dispositive Power      0
                                                            --------------------
--------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person     30,333
                                                                      ----------
--------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ X ]
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row 11  Less than 1%
                                                       -------------------------
--------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)  IN
                                                  ------------------------------
--------------------------------------------------------------------------------

CUSIP No.  60520020-3

--------------------------------------------------------------------------------
(1) Names of  Reporting  Persons/S.S.  or I.R.S.  Identification  Nos.  of Above
Persons
     Roy A. Wright (IRA)
     ---------------------------------------------------------------------------
--------------------------------------------------------------------------------
(2) Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [   ]
     (b) [   ]
--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Source of Funds (See Instructions)  PF
                                        ----------------------------------------
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal  Proceeding Is Required  Pursuant to Items 2(d)
or 2(e) [   ]
--------------------------------------------------------------------------------
(6) Citizenship or Place of Organization     USA
                                             -----------------------------------
--------------------------------------------------------------------------------
Shares Beneficially      (7)  Sole Voting Power             12,333
Owned by Each                                               --------------------
Reporting Person         (8)  Shared Voting Power           0
With                                                        --------------------
                         (9)  Sole Dispositive Power        12,333
                                                            --------------------
                         (10) Shared Dispositive Power      0
                                                            --------------------
--------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person     12,333
                                                                      ----------
--------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ X ]
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row 11  Less than 1%
                                                       -------------------------
--------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)  EP
                                                  ------------------------------
--------------------------------------------------------------------------------

CUSIP No.  60520020-3

--------------------------------------------------------------------------------
(1) Names of  Reporting  Persons/S.S.  or I.R.S.  Identification  Nos.  of Above
Persons
     Richard T. Tarrant (IRA)
     ---------------------------------------------------------------------------
--------------------------------------------------------------------------------
(2) Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [   ]
     (b) [   ]
--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Source of Funds (See Instructions)  PF
                                        ----------------------------------------
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal  Proceeding Is Required  Pursuant to Items 2(d)
or 2(e) [   ]
--------------------------------------------------------------------------------
(6) Citizenship or Place of Organization     USA
                                             -----------------------------------
--------------------------------------------------------------------------------
Shares Beneficially      (7)  Sole Voting Power             12,333
Owned by Each                                               --------------------
Reporting Person         (8)  Shared Voting Power           0
With                                                        --------------------
                         (9)  Sole Dispositive Power        12,333
                                                            --------------------
                         (10) Shared Dispositive Power      0
                                                            --------------------
--------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person     12,333
                                                                      ----------
--------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ X ]
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row 11  Less than 1%
                                                       -------------------------
--------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)  EP
                                                  ------------------------------
--------------------------------------------------------------------------------

CUSIP No.  60520020-3

--------------------------------------------------------------------------------
(1) Names of  Reporting  Persons/S.S.  or I.R.S.  Identification  Nos.  of Above
Persons
     John J. Bartko (IRA)
     ---------------------------------------------------------------------------
--------------------------------------------------------------------------------
(2) Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [   ]
     (b) [   ]
--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Source of Funds (See Instructions)  PF
                                        ----------------------------------------
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal  Proceeding Is Required  Pursuant to Items 2(d)
or 2(e) [   ]
--------------------------------------------------------------------------------
(6) Citizenship or Place of Organization     USA
                                             -----------------------------------
--------------------------------------------------------------------------------
Shares Beneficially      (7)  Sole Voting Power             12,333
Owned by Each                                               --------------------
Reporting Person         (8)  Shared Voting Power           0
With                                                        --------------------
                         (9)  Sole Dispositive Power        12,333
                                                            --------------------
                         (10) Shared Dispositive Power      0
                                                            --------------------
--------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person     12,333
                                                                      ----------
--------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ X ]
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row 11  Less than 1%
                                                       -------------------------
--------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)  EP
                                                  ------------------------------
--------------------------------------------------------------------------------

CUSIP No.  60520020-3

--------------------------------------------------------------------------------
(1) Names of  Reporting  Persons/S.S.  or I.R.S.  Identification  Nos.  of Above
Persons
     Calvin L. Reed and Linda Eng Reed Revocable Living Trust
     ---------------------------------------------------------------------------
--------------------------------------------------------------------------------
(2) Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [   ]
     (b) [   ]
--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Source of Funds (See Instructions)  PF
                                        ----------------------------------------
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal  Proceeding Is Required  Pursuant to Items 2(d)
or 2(e) [   ]
--------------------------------------------------------------------------------
(6) Citizenship or Place of Organization     USA
                                             -----------------------------------
--------------------------------------------------------------------------------
Shares Beneficially      (7)  Sole Voting Power             24,433
Owned by Each                                               --------------------
Reporting Person         (8)  Shared Voting Power           0
With                                                        --------------------
                         (9)  Sole Dispositive Power        24,433
                                                            --------------------
                         (10) Shared Dispositive Power      0
                                                            --------------------
--------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person     24,433
                                                                      ----------
--------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ X ]
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row 11  Less than 1%
                                                       -------------------------
--------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)  IN
                                                  ------------------------------
--------------------------------------------------------------------------------

CUSIP No.  60520020-3

--------------------------------------------------------------------------------
(1) Names of  Reporting  Persons/S.S.  or I.R.S.  Identification  Nos.  of Above
Persons
     Thelmer Aalgaard
     ---------------------------------------------------------------------------
--------------------------------------------------------------------------------
(2) Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [   ]
     (b) [   ]
--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Source of Funds (See Instructions)  PF
                                        ----------------------------------------
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal  Proceeding Is Required  Pursuant to Items 2(d)
or 2(e) [   ]
--------------------------------------------------------------------------------
(6) Citizenship or Place of Organization     USA
                                             -----------------------------------
--------------------------------------------------------------------------------
Shares Beneficially      (7)  Sole Voting Power             113,193
Owned by Each                                               --------------------
Reporting Person         (8)  Shared Voting Power           39,780
With                                                        --------------------
                         (9)  Sole Dispositive Power        152,973
                                                            --------------------
                         (10) Shared Dispositive Power      0
                                                            --------------------
--------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person     82,973
                                                                      ----------
--------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ X ]
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row 11  1.9%
                                                       -------------------------
--------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)  IN
                                                  ------------------------------
--------------------------------------------------------------------------------

CUSIP No.  60520020-3

--------------------------------------------------------------------------------
(1) Names of  Reporting  Persons/S.S.  or I.R.S.  Identification  Nos.  of Above
Persons
     Douglas Broyles
     ---------------------------------------------------------------------------
--------------------------------------------------------------------------------
(2) Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [   ]
     (b) [   ]
--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Source of Funds (See Instructions)  PF
                                        ----------------------------------------
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal  Proceeding Is Required  Pursuant to Items 2(d)
or 2(e) [   ]
--------------------------------------------------------------------------------
(6) Citizenship or Place of Organization     USA
                                             -----------------------------------
--------------------------------------------------------------------------------
Shares Beneficially      (7)  Sole Voting Power             12,333
Owned by Each                                               --------------------
Reporting Person         (8)  Shared Voting Power           0
With                                                        --------------------
                         (9)  Sole Dispositive Power        12,333
                                                            --------------------
                         (10) Shared Dispositive Power      0
                                                            --------------------
--------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person     12,333
                                                                      ----------
--------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ X ]
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row 11  Less than 1%
                                                       -------------------------
--------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)  IN
                                                  ------------------------------
--------------------------------------------------------------------------------

CUSIP No.  60520020-3

--------------------------------------------------------------------------------
(1) Names of  Reporting  Persons/S.S.  or I.R.S.  Identification  Nos.  of Above
Persons
     Michael L. Knapp
     ---------------------------------------------------------------------------
--------------------------------------------------------------------------------
(2) Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [   ]
     (b) [   ]
--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Source of Funds (See Instructions)  PF
                                        ----------------------------------------
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal  Proceeding Is Required  Pursuant to Items 2(d)
or 2(e) [   ]
--------------------------------------------------------------------------------
(6) Citizenship or Place of Organization     USA
                                             -----------------------------------
--------------------------------------------------------------------------------
Shares Beneficially      (7)  Sole Voting Power             91,400
Owned by Each                                               --------------------
Reporting Person         (8)  Shared Voting Power           3,333
With                                                        --------------------
                         (9)  Sole Dispositive Power        94,733
                                                            --------------------
                         (10) Shared Dispositive Power      0
                                                            --------------------
--------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person     94,733
                                                                      ----------
--------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ X ]
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row 11  1.2%
                                                       -------------------------
--------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)  IN
                                                  ------------------------------
--------------------------------------------------------------------------------

CUSIP No.  60520020-3

--------------------------------------------------------------------------------
(1) Names of  Reporting  Persons/S.S.  or I.R.S.  Identification  Nos.  of Above
Persons
     Mark Lewis
     ---------------------------------------------------------------------------
--------------------------------------------------------------------------------
(2) Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [   ]
     (b) [   ]
--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Source of Funds (See Instructions)  PF
                                        ----------------------------------------
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal  Proceeding Is Required  Pursuant to Items 2(d)
or 2(e) [   ]
--------------------------------------------------------------------------------
(6) Citizenship or Place of Organization     UK
                                             -----------------------------------
--------------------------------------------------------------------------------
Shares Beneficially      (7)  Sole Voting Power             12,333
Owned by Each                                               --------------------
Reporting Person         (8)  Shared Voting Power           0
With                                                        --------------------
                         (9)  Sole Dispositive Power        12,333
                                                            --------------------
                         (10) Shared Dispositive Power      0
                                                            --------------------
--------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person     12,333
                                                                      ----------
--------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ X ]
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row 11  Less than 1%
                                                       -------------------------
--------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)  IN
                                                  ------------------------------
--------------------------------------------------------------------------------

CUSIP No.  60520020-3

--------------------------------------------------------------------------------
(1) Names of  Reporting  Persons/S.S.  or I.R.S.  Identification  Nos.  of Above
Persons
     Lee B. Stern
     ---------------------------------------------------------------------------
--------------------------------------------------------------------------------
(2) Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [ X ]
     (b) [   ]
--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Source of Funds (See Instructions)  PF
                                        ----------------------------------------
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal  Proceeding Is Required  Pursuant to Items 2(d)
or 2(e) [   ]
--------------------------------------------------------------------------------
(6) Citizenship or Place of Organization     USA
                                             -----------------------------------
--------------------------------------------------------------------------------
Shares Beneficially      (7)  Sole Voting Power             11,000
Owned by Each                                               --------------------
Reporting Person         (8)  Shared Voting Power           0
With                                                        --------------------
                         (9)  Sole Dispositive Power        11,000
                                                            --------------------
                         (10) Shared Dispositive Power      0
                                                            --------------------
--------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person     11,000
                                                                      ----------
--------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ X ]
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row 11  Less than 1%
                                                       -------------------------
--------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)  IN
                                                  ------------------------------
--------------------------------------------------------------------------------

CUSIP No.  60520020-3

--------------------------------------------------------------------------------
(1) Names of  Reporting  Persons/S.S.  or I.R.S.  Identification  Nos.  of Above
Persons
     Raymond L. Staepelaere
     ---------------------------------------------------------------------------
--------------------------------------------------------------------------------
(2) Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [   ]
     (b) [   ]
--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Source of Funds (See Instructions)  PF
                                        ----------------------------------------
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal  Proceeding Is Required  Pursuant to Items 2(d)
or 2(e) [   ]
--------------------------------------------------------------------------------
(6) Citizenship or Place of Organization     USA
                                             -----------------------------------
--------------------------------------------------------------------------------
Shares Beneficially      (7)  Sole Voting Power             30,378
Owned by Each                                               --------------------
Reporting Person         (8)  Shared Voting Power           0
With                                                        --------------------
                         (9)  Sole Dispositive Power        30,378
                                                            --------------------
                         (10) Shared Dispositive Power      0
                                                            --------------------
--------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person     30,378
                                                                      ----------
--------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ X ]
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row 11  Less than 1%
                                                       -------------------------
--------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)  IN
                                                  ------------------------------
--------------------------------------------------------------------------------

CUSIP No.  60520020-3

--------------------------------------------------------------------------------
(1) Names of  Reporting  Persons/S.S.  or I.R.S.  Identification  Nos.  of Above
Persons
     Robert & Julia G. Reis Truse Agreement Dated July 3, 1996
     ---------------------------------------------------------------------------
--------------------------------------------------------------------------------
(2) Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [   ]
     (b) [   ]
--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Source of Funds (See Instructions)  PF
                                        ----------------------------------------
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal  Proceeding Is Required  Pursuant to Items 2(d)
or 2(e) [   ]
--------------------------------------------------------------------------------
(6) Citizenship or Place of Organization     USA
                                             -----------------------------------
--------------------------------------------------------------------------------
Shares Beneficially      (7)  Sole Voting Power             22,200
Owned by Each                                               --------------------
Reporting Person         (8)  Shared Voting Power           0
With                                                        --------------------
                         (9)  Sole Dispositive Power        22,200
                                                            --------------------
                         (10) Shared Dispositive Power      0
                                                            --------------------
--------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person     22,200
                                                                      ----------
--------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ X ]
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row 11  Less than 1%
                                                       -------------------------
--------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)  IN
                                                  ------------------------------
--------------------------------------------------------------------------------

CUSIP No.  60520020-3

--------------------------------------------------------------------------------
(1) Names of  Reporting  Persons/S.S.  or I.R.S.  Identification  Nos.  of Above
Persons
     Robert L. & Sharon K. Yoerg
     ---------------------------------------------------------------------------
--------------------------------------------------------------------------------
(2) Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [   ]
     (b) [   ]
--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Source of Funds (See Instructions)  PF
                                        ----------------------------------------
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal  Proceeding Is Required  Pursuant to Items 2(d)
or 2(e) [   ]
--------------------------------------------------------------------------------
(6) Citizenship or Place of Organization     USA
                                             -----------------------------------
--------------------------------------------------------------------------------
Shares Beneficially      (7)  Sole Voting Power             111,111
Owned by Each                                               --------------------
Reporting Person         (8)  Shared Voting Power           0
With                                                        --------------------
                         (9)  Sole Dispositive Power        111,111
                                                            --------------------
                         (10) Shared Dispositive Power      0
                                                            --------------------
--------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person     111,111
                                                                      ----------
--------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ X ]
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row 11  1.4%
                                                       -------------------------
--------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)  IN
                                                  ------------------------------
--------------------------------------------------------------------------------

CUSIP No.  60520020-3

--------------------------------------------------------------------------------
(1) Names of  Reporting  Persons/S.S.  or I.R.S.  Identification  Nos.  of Above
Persons
     Alan H. Huggins
     ---------------------------------------------------------------------------
--------------------------------------------------------------------------------
(2) Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [   ]
     (b) [   ]
--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Source of Funds (See Instructions)  PF
                                        ----------------------------------------
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal  Proceeding Is Required  Pursuant to Items 2(d)
or 2(e) [   ]
--------------------------------------------------------------------------------
(6) Citizenship or Place of Organization     USA
                                             -----------------------------------
--------------------------------------------------------------------------------
Shares Beneficially      (7)  Sole Voting Power             22,200
Owned by Each                                               --------------------
Reporting Person         (8)  Shared Voting Power           0
With                                                        --------------------
                         (9)  Sole Dispositive Power        22,200
                                                            --------------------
                         (10) Shared Dispositive Power      0
                                                            --------------------
--------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person     22,200
                                                                      ----------
--------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ X ]
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row 11  Less than 1%
                                                       -------------------------
--------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)  IN
                                                  ------------------------------
--------------------------------------------------------------------------------

CUSIP No.  60520020-3

--------------------------------------------------------------------------------
(1) Names of  Reporting  Persons/S.S.  or I.R.S.  Identification  Nos.  of Above
Persons
     Steve Zungul
     ---------------------------------------------------------------------------
--------------------------------------------------------------------------------
(2) Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [   ]
     (b) [   ]
--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Source of Funds (See Instructions)  PF
                                        ----------------------------------------
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal  Proceeding Is Required  Pursuant to Items 2(d)
or 2(e) [   ]
--------------------------------------------------------------------------------
(6) Citizenship or Place of Organization     USA
                                             -----------------------------------
--------------------------------------------------------------------------------
Shares Beneficially      (7)  Sole Voting Power             29,000
Owned by Each                                               --------------------
Reporting Person         (8)  Shared Voting Power           0
With                                                        --------------------
                         (9)  Sole Dispositive Power        29,000
                                                            --------------------
                         (10) Shared Dispositive Power      0
                                                            --------------------
--------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person     29,000
                                                                      ----------
--------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ X ]
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row 11  Less than 1%
                                                       -------------------------
--------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)  IN
                                                  ------------------------------
--------------------------------------------------------------------------------

CUSIP No.  60520020-3

--------------------------------------------------------------------------------
(1) Names of  Reporting  Persons/S.S.  or I.R.S.  Identification  Nos.  of Above
Persons
     Jeffrey B. Stern
     ---------------------------------------------------------------------------
--------------------------------------------------------------------------------
(2) Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [   ]
     (b) [   ]
--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Source of Funds (See Instructions)  PF
                                        ----------------------------------------
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal  Proceeding Is Required  Pursuant to Items 2(d)
or 2(e) [   ]
--------------------------------------------------------------------------------
(6) Citizenship or Place of Organization     USA
                                             -----------------------------------
--------------------------------------------------------------------------------
Shares Beneficially      (7)  Sole Voting Power             11,000
Owned by Each                                               --------------------
Reporting Person         (8)  Shared Voting Power           0
With                                                        --------------------
                         (9)  Sole Dispositive Power        11,000
                                                            --------------------
                         (10) Shared Dispositive Power      0
                                                            --------------------
--------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person     11,000
                                                                      ----------
--------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ X ]
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row 11  Less than 1%
                                                       -------------------------
--------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)  IN
                                                  ------------------------------
--------------------------------------------------------------------------------

CUSIP No.  60520020-3

--------------------------------------------------------------------------------
(1) Names of  Reporting  Persons/S.S.  or I.R.S.  Identification  Nos.  of Above
Persons
     David M. Butze IRA Acct#818-73-D81
     ---------------------------------------------------------------------------
--------------------------------------------------------------------------------
(2) Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [   ]
     (b) [   ]
--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Source of Funds (See Instructions)  PF
                                        ----------------------------------------
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal  Proceeding Is Required  Pursuant to Items 2(d)
or 2(e) [   ]
--------------------------------------------------------------------------------
(6) Citizenship or Place of Organization     USA
                                             -----------------------------------
--------------------------------------------------------------------------------
Shares Beneficially      (7)  Sole Voting Power             3,000
Owned by Each                                               --------------------
Reporting Person         (8)  Shared Voting Power           0
With                                                        --------------------
                         (9)  Sole Dispositive Power        3,000
                                                            --------------------
                         (10) Shared Dispositive Power      0
                                                            --------------------
--------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person     20,000
                                                                      ----------
--------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ X ]
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row 11  Less than 1%
                                                       -------------------------
--------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)  EP
                                                  ------------------------------
--------------------------------------------------------------------------------

CUSIP No.  60520020-3

--------------------------------------------------------------------------------
(1) Names of  Reporting  Persons/S.S.  or I.R.S.  Identification  Nos.  of Above
Persons
     Roland M Webb
     ---------------------------------------------------------------------------
--------------------------------------------------------------------------------
(2) Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [   ]
     (b) [   ]
--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Source of Funds (See Instructions)  PF
                                        ----------------------------------------
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal  Proceeding Is Required  Pursuant to Items 2(d)
or 2(e) [   ]
--------------------------------------------------------------------------------
(6) Citizenship or Place of Organization     USA
                                             -----------------------------------
--------------------------------------------------------------------------------
Shares Beneficially      (7)  Sole Voting Power             33,334
Owned by Each                                               --------------------
Reporting Person         (8)  Shared Voting Power           0
With                                                        --------------------
                         (9)  Sole Dispositive Power        33,334
                                                            --------------------
                         (10) Shared Dispositive Power      0
                                                            --------------------
--------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person     33,334
                                                                      ----------
--------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ X ]
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row 11  Less than 1%
                                                       -------------------------
--------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)  IN
                                                  ------------------------------
--------------------------------------------------------------------------------

CUSIP No.  60520020-3

--------------------------------------------------------------------------------
(1) Names of  Reporting  Persons/S.S.  or I.R.S.  Identification  Nos.  of Above
Persons
     Bert B. & Adrena F. Valdez
     ---------------------------------------------------------------------------
--------------------------------------------------------------------------------
(2) Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [   ]
     (b) [   ]
--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Source of Funds (See Instructions)  PF
                                        ----------------------------------------
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal  Proceeding Is Required  Pursuant to Items 2(d)
or 2(e) [   ]
--------------------------------------------------------------------------------
(6) Citizenship or Place of Organization     USA
                                             -----------------------------------
--------------------------------------------------------------------------------
Shares Beneficially      (7)  Sole Voting Power             44,446
Owned by Each                                               --------------------
Reporting Person         (8)  Shared Voting Power           0
With                                                        --------------------
                         (9)  Sole Dispositive Power        44,446
                                                            --------------------
                         (10) Shared Dispositive Power      0
                                                            --------------------
--------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person     44,446
                                                                      ----------
--------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ X ]
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row 11  Less than 1%
                                                       -------------------------
--------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)  IN
                                                  ------------------------------
--------------------------------------------------------------------------------

CUSIP No.  60520020-3

--------------------------------------------------------------------------------
(1) Names of  Reporting  Persons/S.S.  or I.R.S.  Identification  Nos.  of Above
Persons
     Ilan Bender
     ---------------------------------------------------------------------------
--------------------------------------------------------------------------------
(2) Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [   ]
     (b) [   ]
--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Source of Funds (See Instructions)  PF
                                        ----------------------------------------
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal  Proceeding Is Required  Pursuant to Items 2(d)
or 2(e) [   ]
--------------------------------------------------------------------------------
(6) Citizenship or Place of Organization     USA
                                             -----------------------------------
--------------------------------------------------------------------------------
Shares Beneficially      (7)  Sole Voting Power             33,334
Owned by Each                                               --------------------
Reporting Person         (8)  Shared Voting Power           0
With                                                        --------------------
                         (9)  Sole Dispositive Power        33,334
                                                            --------------------
                         (10) Shared Dispositive Power      0
                                                            --------------------
--------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person     33,334
                                                                      ----------
--------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ X ]
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row 11  Less than 1%
                                                       -------------------------
--------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)  IN
                                                  ------------------------------
--------------------------------------------------------------------------------

CUSIP No.  60520020-3

--------------------------------------------------------------------------------
(1) Names of  Reporting  Persons/S.S.  or I.R.S.  Identification  Nos.  of Above
Persons
     Monica Kopp Butze UTA Charles Schwab & Co., Inc., IRA Rollover DTD 8/2/95, Acct.#SR 2003-6975
     ---------------------------------------------------------------------------
--------------------------------------------------------------------------------
(2) Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [   ]
     (b) [   ]
--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Source of Funds (See Instructions)  PF
                                        ----------------------------------------
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal  Proceeding Is Required  Pursuant to Items 2(d)
or 2(e) [   ]
--------------------------------------------------------------------------------
(6) Citizenship or Place of Organization     USA
                                             -----------------------------------
--------------------------------------------------------------------------------
Shares Beneficially      (7)  Sole Voting Power             17,000
Owned by Each                                               --------------------
Reporting Person         (8)  Shared Voting Power           0
With                                                        --------------------
                         (9)  Sole Dispositive Power        17,000
                                                            --------------------
                         (10) Shared Dispositive Power      20,000
                                                            --------------------
--------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person     20,000
                                                                      ----------
--------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ X ]
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row 11  Less than 1%
                                                       -------------------------
--------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)  EP
                                                  ------------------------------
--------------------------------------------------------------------------------

CUSIP No.  60520020-3

--------------------------------------------------------------------------------
(1) Names of  Reporting  Persons/S.S.  or I.R.S.  Identification  Nos.  of Above
Persons
     Duane Rayburn
     ---------------------------------------------------------------------------
--------------------------------------------------------------------------------
(2) Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [   ]
     (b) [   ]
--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Source of Funds (See Instructions)  PF
                                        ----------------------------------------
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal  Proceeding Is Required  Pursuant to Items 2(d)
or 2(e) [   ]
--------------------------------------------------------------------------------
(6) Citizenship or Place of Organization     USA
                                             -----------------------------------
--------------------------------------------------------------------------------
Shares Beneficially      (7)  Sole Voting Power             33,334
Owned by Each                                               --------------------
Reporting Person         (8)  Shared Voting Power           0
With                                                        --------------------
                         (9)  Sole Dispositive Power        33,334
                                                            --------------------
                         (10) Shared Dispositive Power      0
                                                            --------------------
--------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person     33,334
                                                                      ----------
--------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ X ]
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row 11  Less than 1%
                                                       -------------------------
--------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)  IN
                                                  ------------------------------
--------------------------------------------------------------------------------

CUSIP No.  60520020-3

--------------------------------------------------------------------------------
(1) Names of  Reporting  Persons/S.S.  or I.R.S.  Identification  Nos.  of Above
Persons
     Joel G. Sakamoto
     ---------------------------------------------------------------------------
--------------------------------------------------------------------------------
(2) Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [   ]
     (b) [   ]
--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Source of Funds (See Instructions)  PF
                                        ----------------------------------------
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal  Proceeding Is Required  Pursuant to Items 2(d)
or 2(e) [   ]
--------------------------------------------------------------------------------
(6) Citizenship or Place of Organization     USA
                                             -----------------------------------
--------------------------------------------------------------------------------
Shares Beneficially      (7)  Sole Voting Power             30,000
Owned by Each                                               --------------------
Reporting Person         (8)  Shared Voting Power           0
With                                                        --------------------
                         (9)  Sole Dispositive Power        30,000
                                                            --------------------
                         (10) Shared Dispositive Power      0
                                                            --------------------
--------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person     30,000
                                                                      ----------
--------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ X ]
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row 11  Less than 1%
                                                       -------------------------
--------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)  IN
                                                  ------------------------------
--------------------------------------------------------------------------------

CUSIP No.  60520020-3

--------------------------------------------------------------------------------
(1) Names of  Reporting  Persons/S.S.  or I.R.S.  Identification  Nos.  of Above
Persons
     Eric A. McAfee
     ---------------------------------------------------------------------------
--------------------------------------------------------------------------------
(2) Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [   ]
     (b) [   ]
--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Source of Funds (See Instructions)  PF
                                        ----------------------------------------
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal  Proceeding Is Required  Pursuant to Items 2(d)
or 2(e) [   ]
--------------------------------------------------------------------------------
(6) Citizenship or Place of Organization     USA
                                             -----------------------------------
--------------------------------------------------------------------------------
Shares Beneficially      (7)  Sole Voting Power             70,000
Owned by Each                                               --------------------
Reporting Person         (8)  Shared Voting Power           0
With                                                        --------------------
                         (9)  Sole Dispositive Power        70,000
                                                            --------------------
                         (10) Shared Dispositive Power      0
                                                            --------------------
--------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person     70,000
                                                                      ----------
--------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ X ]
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row 11  Less than 1%
                                                       -------------------------
--------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)  IN
                                                  ------------------------------
--------------------------------------------------------------------------------

CUSIP No.  60520020-3

--------------------------------------------------------------------------------
(1) Names of  Reporting  Persons/S.S.  or I.R.S.  Identification  Nos.  of Above
Persons
     Annemarie Staepelaere
     ---------------------------------------------------------------------------
--------------------------------------------------------------------------------
(2) Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [   ]
     (b) [   ]
--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Source of Funds (See Instructions)  PF
                                        ----------------------------------------
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal  Proceeding Is Required  Pursuant to Items 2(d)
or 2(e) [   ]
--------------------------------------------------------------------------------
(6) Citizenship or Place of Organization     USA
                                             -----------------------------------
--------------------------------------------------------------------------------
Shares Beneficially      (7)  Sole Voting Power             16,500
Owned by Each                                               --------------------
Reporting Person         (8)  Shared Voting Power           0
With                                                        --------------------
                         (9)  Sole Dispositive Power        16,500
                                                            --------------------
                         (10) Shared Dispositive Power      0
                                                            --------------------
--------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person     16,500
                                                                      ----------
--------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ X ]
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row 11  Less than 1%
                                                       -------------------------
--------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)  IN
                                                  ------------------------------
--------------------------------------------------------------------------------

CUSIP No.  60520020-3

--------------------------------------------------------------------------------
(1) Names of  Reporting  Persons/S.S.  or I.R.S.  Identification  Nos.  of Above
Persons
     Myron Crawford (IRA)
     ---------------------------------------------------------------------------
--------------------------------------------------------------------------------
(2) Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [   ]
     (b) [   ]
--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Source of Funds (See Instructions)  PF
                                        ----------------------------------------
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal  Proceeding Is Required  Pursuant to Items 2(d)
or 2(e) [   ]
--------------------------------------------------------------------------------
(6) Citizenship or Place of Organization     USA
                                             -----------------------------------
--------------------------------------------------------------------------------
Shares Beneficially      (7)  Sole Voting Power             28,880
Owned by Each                                               --------------------
Reporting Person         (8)  Shared Voting Power           0
With                                                        --------------------
                         (9)  Sole Dispositive Power        28,880
                                                            --------------------
                         (10) Shared Dispositive Power      0
                                                            --------------------
--------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person     28,880
                                                                      ----------
--------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ X ]
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row 11  Less than 1%
                                                       -------------------------
--------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)  EP
                                                  ------------------------------
--------------------------------------------------------------------------------

CUSIP No.  60520020-3

--------------------------------------------------------------------------------
(1) Names of  Reporting  Persons/S.S.  or I.R.S.  Identification  Nos.  of Above
Persons
     David J. Staepelaere
     ---------------------------------------------------------------------------
--------------------------------------------------------------------------------
(2) Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [   ]
     (b) [   ]
--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Source of Funds (See Instructions)  PF
                                        ----------------------------------------
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal  Proceeding Is Required  Pursuant to Items 2(d)
or 2(e) [   ]
--------------------------------------------------------------------------------
(6) Citizenship or Place of Organization     USA
                                             -----------------------------------
--------------------------------------------------------------------------------
Shares Beneficially      (7)  Sole Voting Power             16,500
Owned by Each                                               --------------------
Reporting Person         (8)  Shared Voting Power           0
With                                                        --------------------
                         (9)  Sole Dispositive Power        16,500
                                                            --------------------
                         (10) Shared Dispositive Power      0
                                                            --------------------
--------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person     16,500
                                                                      ----------
--------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ X ]
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row 11  Less than 1%
                                                       -------------------------
--------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)  IN
                                                  ------------------------------
--------------------------------------------------------------------------------

CUSIP No.  60520020-3

--------------------------------------------------------------------------------
(1) Names of  Reporting  Persons/S.S.  or I.R.S.  Identification  Nos.  of Above
Persons
     Curtis Valdez
     ---------------------------------------------------------------------------
--------------------------------------------------------------------------------
(2) Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [   ]
     (b) [   ]
--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Source of Funds (See Instructions)  PF
                                        ----------------------------------------
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal  Proceeding Is Required  Pursuant to Items 2(d)
or 2(e) [   ]
--------------------------------------------------------------------------------
(6) Citizenship or Place of Organization     USA
                                             -----------------------------------
--------------------------------------------------------------------------------
Shares Beneficially      (7)  Sole Voting Power             4,445
Owned by Each                                               --------------------
Reporting Person         (8)  Shared Voting Power           0
With                                                        --------------------
                         (9)  Sole Dispositive Power        4,445
                                                            --------------------
                         (10) Shared Dispositive Power      0
                                                            --------------------
--------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person     4,445
                                                                      ----------
--------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ X ]
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row 11  Less than 1%
                                                       -------------------------
--------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)  IN
                                                  ------------------------------
--------------------------------------------------------------------------------

CUSIP No.  60520020-3

--------------------------------------------------------------------------------
(1) Names of  Reporting  Persons/S.S.  or I.R.S.  Identification  Nos.  of Above
Persons
     Russel Valdez
     ---------------------------------------------------------------------------
--------------------------------------------------------------------------------
(2) Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [   ]
     (b) [   ]
--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Source of Funds (See Instructions)  PF
                                        ----------------------------------------
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal  Proceeding Is Required  Pursuant to Items 2(d)
or 2(e) [   ]
--------------------------------------------------------------------------------
(6) Citizenship or Place of Organization     USA
                                             -----------------------------------
--------------------------------------------------------------------------------
Shares Beneficially      (7)  Sole Voting Power             4,445
Owned by Each                                               --------------------
Reporting Person         (8)  Shared Voting Power           0
With                                                        --------------------
                         (9)  Sole Dispositive Power        4,445
                                                            --------------------
                         (10) Shared Dispositive Power      0
                                                            --------------------
--------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person     4,445
                                                                      ----------
--------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ X ]
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row 11  Less than 1%
                                                       -------------------------
--------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)  IN
                                                  ------------------------------
--------------------------------------------------------------------------------

CUSIP No.  60520020-3

--------------------------------------------------------------------------------
(1) Names of  Reporting  Persons/S.S.  or I.R.S.  Identification  Nos.  of Above
Persons
     Adrianna Parker
     ---------------------------------------------------------------------------
--------------------------------------------------------------------------------
(2) Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [   ]
     (b) [   ]
--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Source of Funds (See Instructions)  PF
                                        ----------------------------------------
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal  Proceeding Is Required  Pursuant to Items 2(d)
or 2(e) [   ]
--------------------------------------------------------------------------------
(6) Citizenship or Place of Organization     USA
                                             -----------------------------------
--------------------------------------------------------------------------------
Shares Beneficially      (7)  Sole Voting Power             4,445
Owned by Each                                               --------------------
Reporting Person         (8)  Shared Voting Power           0
With                                                        --------------------
                         (9)  Sole Dispositive Power        4,445
                                                            --------------------
                         (10) Shared Dispositive Power      0
                                                            --------------------
--------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person     4,445
                                                                      ----------
--------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ X ]
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row 11  Less than 1%
                                                       -------------------------
--------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)  IN
                                                  ------------------------------
--------------------------------------------------------------------------------

CUSIP No.  60520020-3

--------------------------------------------------------------------------------
(1) Names of  Reporting  Persons/S.S.  or I.R.S.  Identification  Nos.  of Above
Persons
     Renee Michaels
     ---------------------------------------------------------------------------
--------------------------------------------------------------------------------
(2) Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [   ]
     (b) [   ]
--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Source of Funds (See Instructions)  PF
                                        ----------------------------------------
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal  Proceeding Is Required  Pursuant to Items 2(d)
or 2(e) [   ]
--------------------------------------------------------------------------------
(6) Citizenship or Place of Organization     USA
                                             -----------------------------------
--------------------------------------------------------------------------------
Shares Beneficially      (7)  Sole Voting Power             2,220
Owned by Each                                               --------------------
Reporting Person         (8)  Shared Voting Power           0
With                                                        --------------------
                         (9)  Sole Dispositive Power        2,220
                                                            --------------------
                         (10) Shared Dispositive Power      0
                                                            --------------------
--------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person     2,220
                                                                      ----------
--------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ X ]
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row 11  Less than 1%
                                                       -------------------------
--------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)  IN
                                                  ------------------------------
--------------------------------------------------------------------------------

CUSIP No.  60520020-3

--------------------------------------------------------------------------------
(1) Names of  Reporting  Persons/S.S.  or I.R.S.  Identification  Nos.  of Above
Persons
     Mike Aalgaard
     ---------------------------------------------------------------------------
--------------------------------------------------------------------------------
(2) Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [   ]
     (b) [   ]
--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Source of Funds (See Instructions)  PF
                                        ----------------------------------------
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal  Proceeding Is Required  Pursuant to Items 2(d)
or 2(e) [   ]
--------------------------------------------------------------------------------
(6) Citizenship or Place of Organization     USA
                                             -----------------------------------
--------------------------------------------------------------------------------
Shares Beneficially      (7)  Sole Voting Power             2,220
Owned by Each                                               --------------------
Reporting Person         (8)  Shared Voting Power           0
With                                                        --------------------
                         (9)  Sole Dispositive Power        2,220
                                                            --------------------
                         (10) Shared Dispositive Power      0
                                                            --------------------
--------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person     2,220
                                                                      ----------
--------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ X ]
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row 11  Less than 1%
                                                       -------------------------
--------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)  IN
                                                  ------------------------------
--------------------------------------------------------------------------------

CUSIP No.  60520020-3

--------------------------------------------------------------------------------
(1) Names of  Reporting  Persons/S.S.  or I.R.S.  Identification  Nos.  of Above
Persons
     Bruce Aalgaard
     ---------------------------------------------------------------------------
--------------------------------------------------------------------------------
(2) Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [   ]
     (b) [   ]
--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Source of Funds (See Instructions)  PF
                                        ----------------------------------------
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal  Proceeding Is Required  Pursuant to Items 2(d)
or 2(e) [   ]
--------------------------------------------------------------------------------
(6) Citizenship or Place of Organization     USA
                                             -----------------------------------
--------------------------------------------------------------------------------
Shares Beneficially      (7)  Sole Voting Power             2,220
Owned by Each                                               --------------------
Reporting Person         (8)  Shared Voting Power           0
With                                                        --------------------
                         (9)  Sole Dispositive Power        2,220
                                                            --------------------
                         (10) Shared Dispositive Power      0
                                                            --------------------
--------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person     2,220
                                                                      ----------
--------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ X ]
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row 11  Less than 1%
                                                       -------------------------
--------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)  IN
                                                  ------------------------------
--------------------------------------------------------------------------------

CUSIP No.  60520020-3

--------------------------------------------------------------------------------
(1) Names of  Reporting  Persons/S.S.  or I.R.S.  Identification  Nos.  of Above
Persons
     Daniel B. Stern
     ---------------------------------------------------------------------------
--------------------------------------------------------------------------------
(2) Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [   ]
     (b) [   ]
--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Source of Funds (See Instructions)  PF
                                        ----------------------------------------
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal  Proceeding Is Required  Pursuant to Items 2(d)
or 2(e) [   ]
--------------------------------------------------------------------------------
(6) Citizenship or Place of Organization     USA
                                             -----------------------------------
--------------------------------------------------------------------------------
Shares Beneficially      (7)  Sole Voting Power             11,000
Owned by Each                                               --------------------
Reporting Person         (8)  Shared Voting Power           0
With                                                        --------------------
                         (9)  Sole Dispositive Power        11,000
                                                            --------------------
                         (10) Shared Dispositive Power      0
                                                            --------------------
--------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person     11,000
                                                                      ----------
--------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ X ]
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row 11  Less than 1%
                                                       -------------------------
--------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)  IN
                                                  ------------------------------
--------------------------------------------------------------------------------

CUSIP No.  60520020-3

--------------------------------------------------------------------------------
(1) Names of  Reporting  Persons/S.S.  or I.R.S.  Identification  Nos.  of Above
Persons
     January S. Scarpino
     ---------------------------------------------------------------------------
--------------------------------------------------------------------------------
(2) Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [   ]
     (b) [   ]
--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Source of Funds (See Instructions)  PF
                                        ----------------------------------------
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal  Proceeding Is Required  Pursuant to Items 2(d)
or 2(e) [   ]
--------------------------------------------------------------------------------
(6) Citizenship or Place of Organization     USA
                                             -----------------------------------
--------------------------------------------------------------------------------
Shares Beneficially      (7)  Sole Voting Power             11,000
Owned by Each                                               --------------------
Reporting Person         (8)  Shared Voting Power           0
With                                                        --------------------
                         (9)  Sole Dispositive Power        11,000
                                                            --------------------
                         (10) Shared Dispositive Power      0
                                                            --------------------
--------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person     11,000
                                                                      ----------
--------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ X ]
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row 11  Less than 1%
                                                       -------------------------
--------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)  IN
                                                  ------------------------------
--------------------------------------------------------------------------------

CUSIP No.  60520020-3

--------------------------------------------------------------------------------
(1) Names of  Reporting  Persons/S.S.  or I.R.S.  Identification  Nos.  of Above
Persons
     Kenneth B. Stern
     ---------------------------------------------------------------------------
--------------------------------------------------------------------------------
(2) Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [   ]
     (b) [   ]
--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Source of Funds (See Instructions)  PF
                                        ----------------------------------------
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal  Proceeding Is Required  Pursuant to Items 2(d)
or 2(e) [   ]
--------------------------------------------------------------------------------
(6) Citizenship or Place of Organization     USA
                                             -----------------------------------
--------------------------------------------------------------------------------
Shares Beneficially      (7)  Sole Voting Power             11,000
Owned by Each                                               --------------------
Reporting Person         (8)  Shared Voting Power           0
With                                                        --------------------
                         (9)  Sole Dispositive Power        11,000
                                                            --------------------
                         (10) Shared Dispositive Power      0
                                                            --------------------
--------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person     11,000
                                                                      ----------
--------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ X ]
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row 11  Less than 1%
                                                       -------------------------
--------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)  IN
                                                  ------------------------------
--------------------------------------------------------------------------------

CUSIP No.  60520020-3

--------------------------------------------------------------------------------
(1) Names of  Reporting  Persons/S.S.  or I.R.S.  Identification  Nos.  of Above
Persons
     Michael J. Anderson
     ---------------------------------------------------------------------------
--------------------------------------------------------------------------------
(2) Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [   ]
     (b) [   ]
--------------------------------------------------------------------------------
(3) SEC Use Only

--------------------------------------------------------------------------------
(4) Source of Funds (See Instructions)  PF
                                        ----------------------------------------
--------------------------------------------------------------------------------
(5) Check if Disclosure of Legal  Proceeding Is Required  Pursuant to Items 2(d)
or 2(e) [   ]
--------------------------------------------------------------------------------
(6) Citizenship or Place of Organization     USA
                                             -----------------------------------
--------------------------------------------------------------------------------
Shares Beneficially      (7)  Sole Voting Power             225,000
Owned by Each                                               --------------------
Reporting Person         (8)  Shared Voting Power           0
With                                                        --------------------
                         (9)  Sole Dispositive Power        225,000
                                                            --------------------
                         (10) Shared Dispositive Power      0
                                                            --------------------
--------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person     11,000
                                                                      ----------
--------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ X ]
--------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row 11  2.75%
                                                       -------------------------
--------------------------------------------------------------------------------
(14) Type of Reporting Person (See Instructions)  IN
                                                  ------------------------------
--------------------------------------------------------------------------------

INTRODUCTION

      This Amendment No. 3 to Schedule 13D is being filed jointly on behalf of Berg & Berg Enterprises, Inc. ("BBE") for itself, other members of the group listed on Exhibit 1 (the "Berg Group") and certain other persons to report (i) the termination of the Berg Group (except as to BBE and its affiliates), and
(ii) an increase in beneficial ownership by certain of the reporting persons listed on Exhibit as part of a joint filing pursuant to Rule 13d-1(k)(1) and Rule 13d-2(a) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

      On June 6, 1997 BBE and certain members of the Berg Group filed Schedule 13D with the Securities and Exchange Commission (the "Commission") to report their intended acquisition of control of Mission West Properties (the "Issuer"). On August 14, 1997, BBE and other members of the Berg Group filed Amendment No. 1 to Schedule 13D with the Commission to report the acquisition of shares of the Issuer by such Berg Group members and their organization as a single voting group led by BBE and Carl E. Berg, as provided under a Voting Rights Agreement dated as of August 4, 1997. In connection with the purchase of Common Stock in November 1997 certain purchasers executed a second Voting Rights Agreement, dated November 12, 1997, by and among such purchasers and BBE (collectively with the first such agreement, the "Voting Rights Agreements"), as described in Amendment No. 2 to Schedule 13D.

      In May 1998, certain persons, including certain members of the Berg Group and other joint filers listed on Exhibit 1, entered into stock purchase agreements in which they agreed to acquire a total of 6,495,058 shares of newly issued Common Stock of the Issuer, subject to authorization of such shares at a special meeting of shareholders and certain other conditions. To date, the Issuer has not held the special meeting of shareholders and none of such shares has been issued or acquired. The reporting persons do not know whether any of the persons listed on Exhibit 1 will purchase any of such shares within 60 days from the date of this Amendment No. 3. As of the date hereof, there are 1,698,536 shares of Common Stock outstanding. Assuming the issuance of 6,495,058 shares of Common Stock subject to the May 1998 private placements, the Issuer would have 8,193,594 shares of Common Stock outstanding as of September 22, 1998.

     On September 4, 1998, BBE unilaterally terminated the Voting Rights Agreements and surrendered its rights under those agreements to require the Berg Group members to vote as shareholders of the Issuer as recommended by Carl E. Berg on behalf of BBE. BBE has so notified the Issuer's transfer agent and the members of the Berg Group who were subject to the Voting Rights Agreements. As a consequence of the termination of the Voting Rights Agreements, the Berg Group members are no longer legally obligated to act as a voting group directed by BBE and Mr. Berg, and such group has been terminated.

      Certain joint filers listed on Exhibit 1 are officers or directors of the Company and have acquired beneficial ownership of shares of Common Stock as a result of the grant or exercise of options under the Issuer's 1997 Stock Option Plan, which have been disclosed by the Issuer and such individuals in required filings under the Exchange Act.

Item 1.  Security and Issuer:

The principal executive offices of the Issuer are now located at 10050 Bandley Drive, Cupertino, California 95014.

Item 2.  Identity and Background:

      (a-c) The attached Exhibit 1 provides the following information with respect to each member of the Berg Group or other joint filer (not including information with respect to the affiliates of BBE for whom disclosure has previously been provided): (i) name; (ii) residence or business address; (iii) present principal occupation or employment and the name, principal business and address of any corporation or other organization in which such employment is conducted; and (iv) citizenship.

      (d) None of the  persons  listed on  Exhibit 1 has,  during  the last five
      years,  been  convicted  in  a  criminal  proceeding   (excluding  traffic
      violations or similar misdemeanors).

      (e) None of the persons listed on Exhibit 1 was, during the last five years, a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 5.  Interest in Securities of the Issuer

      (a) The Berg Group has been terminated. Each former member of the Berg Group is the holder of that number of shares of Common Stock set forth opposite such member's name on Exhibit 2, including shares to be acquired pursuant to the May 1998 private placement. Assuming the issuance of shares subject to the May 1998 private placement, no person listed on
      Exhibit 2 would beneficially own 5% or more of the shares of Common Stock outstanding.

      (b) Each person listed on Exhibit will have the right to receive or the power to direct the receipt of dividends from or the proceeds of sale of the Shares owned of record by such member as set forth in Exhibit 2, and the right to vote such shares.

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

      The former  members of the Berg Group or other joint filers  identified on
Exhibit 1 are not parties to any contracts, arrangements or understandings to vote together or otherwise to act in concert with respect to the Issuer. Certain other agreements between such shareholders individually with the Issuer and among Mr. Berg, certain of his affiliates and the Issuer are described in the initial Schedule 13D and Amendment Nos. 1 and 2, as well as publicly available filings of the Issuer with the Commission under the Exchange Act and the Securities Act of 1933, as amended.

      JOINT FILING

      Pursuant Rule 13d-1(k) promulgated under the Exchange Act, the former Beg Group members and other joint filers listed on Exhibit 1 have authorized Carl E. Berg or Michael L. Knapp to execute and file this statement pursuant to forms filed as part of Amendments No. 1 and No. 2. Other joint filers have signed the Supplemental Authorization attached as Exhibit 3.

Item 7.  Material to be Filed as Exhibits.

      Exhibit 1.     Members of the Berg Group/Joint Filers

      Exhibit 2.     Schedule of Beneficial Ownership

      Exhibit 3.     Supplemental Authorization

      SIGNATURE

      After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this Statement is true, complete and correct.

Date:  September 23, 1998


By: /s/ Carl E. Berg                         By: /s/ Clyde J. Berg
--------------------------------------       -----------------------------------
Carl E. Berg                                 Clyde J. Berg
Signing as President and Chief               Signing as General Partner of
Financial Officer of Berg & Berg             Berg & Berg Developers
Enterprises, Inc., on behalf of
all joint filers on this Amendment
No. 3, as General Partner of Berg &
Berg Developers, and as an individual